Exhibit 2.4

This Agreement dated effective this 13th day of December, 2005.

BETWEEN:

                     ADVANCED SAFETY MANAGEMENT LTD., a body
    corporate incorporated under the laws of the Province of Alberta ("ASM")

                                                               OF THE FIRST PART

                                     - and -

                           SCOTT CHISHOLM ("Chisholm")

                                                              OF THE SECOND PART

                                     - and -

                         SECURAC INC., a body corporate
    incorporated under the laws of the Province of Alberta (the "Purchaser")

                                                               OF THE THIRD PART


                            ASSET PURCHASE AGREEMENT

            WITNESSETH that in consideration of the premises and of the mutual covenants herein contained the parties hereto covenant and agree, each with the other as follows:

                           SECTION 1 - INTERPRETATION

1.1      Definitions

In this Agreement and the Schedules thereto, except as otherwise expressly provided, or unless the context otherwise requires:

1.1.1 "Agreements" means those agreements and contracts referred to in paragraph 2.1.2;

1.1.2 "Book of Business" means the total income generated by the Vendor in respect of the provision of occupational health and safety services;

1.1.3 "Closing Date" means the 13th day of December, 2005 or such other date as may be agreed to by the Vendor and the Purchaser;
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1.1.4    "Employment  Agreement"  means a contract  of  employment  between  the
         Purchaser and Chisholm reflecting the terms set out in the Expression of Interest Letter dated November 2, 2005 attached as Schedule "D";

1.1.5 "Excluded Assets" means the those assets listed on Schedule "B" attached hereto;

1.1.6 "Financial Statements" mean the financial statements of ASM for the fiscal year ended September 30, 2004 as prepared by Sladen Moore & Associates LLP; and the financial statements of ASP for the fiscal year ended September 30, 2005 as prepared by ASM.

1.1.7    "Chisholm" means Scott Chisholm, the party of the second part;

1.1.8 "Non-Permitted Liabilities" means liabilities related to employees terminated up to and including the Closing Date and all of the Vendor' current liabilities which relate directly to the operation, up to and including the Closing Date, of the Purchased Business;

1.1.9    "Purchase  Price"  shall  have  the  meaning   attributed   thereto  in
         Subsection 3.1 hereof;

1.1.10 "Purchased Assets" shall have the meaning attributed thereto in Subsection 2.1 hereof;

1.1.11   "Purchased   Business"   means  the  Vendor'   business  of   providing
         occupational health and safety services located at 2807 - 44th Avenue, Vernon, BC V1T 7P4;

1.1.12   "Purchaser" means Securac Inc., the party of the third part;

1.1.13 "Securac Shares" means the "Common Stock" of Securac Corp., the Purchaser's parent company;

1.1.14   "ASM" means Advanced Safety Ltd., the party of the first part;

1.1.15 "Time of Closing" means 10:00 o'clock a.m. (Mountain Standard Time) on the Closing Date; and

1.1.16   "Vendor" means ASM, the party of the first part.

1.2      Interpretation

In this Agreement and any amendments thereto, except as otherwise provided, or unless the context otherwise requires:

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1.2.1    "this  Agreement"  means this  Agreement as it may from time to time be supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

1.2.2 this Agreement is divided into numbered sections and the subdivisions of each such section are called, in descending order, "subsections", "paragraphs", "subparagraphs", "clauses", and "sub-clauses", and all references in this Agreement to particular subdivisions are to the designated subdivisions of this Agreement;

1.2.3 the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section or other subdivision;

1.2.4 the headings and subheadings inserted in this Agreement are designed for convenience only and do not form a part of this Agreement nor are they intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

1.2.5 any rule of construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement;

1.2.6 any reference herein to "the best of the knowledge" of the Vendor (or words of similar import) will be deemed to mean the actual knowledge of the Vendor and the knowledge the Vendor would have assuming the Vendor conducted a diligent inquiry into the relevant matter;

1.2.7 the words "ordinary course" or "normal course" when used in relation to the conduct by the Vendor of the Purchased Business, means any transaction which constitutes an ordinary day-to-day business activity of the Vendor conducted in a commercially reasonable and businesslike manner, having no unusual or special features, and being such as a corporation or other entity of similar nature and size and engaged in a similar business might reasonably be expected to carry out from time to time;

1.2.8 words and phrases like "including", "specifically" and "particularly" when following any general statement, term or matter, shall not be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;
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1.2.9    all references to currency herein are deemed to mean Canadian currency, unless otherwise specifically stated;

1.2.10 any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing or superseding the statute so referred to or the regulations made pursuant thereto;

1.2.11 any reference to "approval", "authorization" or "consent" of a party means, respectively, the written approval, the written authorization and the written consent of such party;

1.2.12 words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa and words importing individuals shall include firms and corporations, and vice versa.

1.2.13 any reference to a Person shall include and shall be deemed to be a reference to that Person's successor;

1.2.14 Persons shall be deemed not to be dealing "at arm's length" with one another if they would not be dealing at arm's length with one another for the purposes of the Income Tax Act (Canada) in effect at the date of this Agreement; and

1.2.15 "Person" means and includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency or board or commission or authority, and other forms of entity or organization.

1.3      Schedules

The following schedules are attached hereto, incorporated herein by reference and shall be deemed to form a part hereof:

                           Schedule "A"      Assets
                           Schedule "B"      Excluded Assets
                           Schedule "C"      Non-Competition Agreement
                           Schedule "D"      Expression of Interest Letter dated
                                             November 2, 2005

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                SECTION 2 - PURCHASE AND SALE OF PURCHASED ASSETS

2.1      Purchased Assets

Subject to the provisions of this Agreement, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase from the Vendor, effective as of the close of business on the Closing Date, all of the property and assets used in connection with or otherwise relating to the Purchased Business (other than the Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wheresoever situate, as a going concern (collectively, the "Purchased Assets"), free and clear of all liens, charges, encumbrances and interests whatsoever, including:

2.1.1    Assets - all of the assets described in Schedule "A" hereto;

2.1.2 Agreements - The full benefit of all contracts for the provision by the Purchased Business of services and all other contracts, engagements or commitments (except as hereinafter provided) to which the Vendor is entitled in connection with the Purchased Business, whether written or oral;

2.1.3 Licences and Permits - All licenses, permits, approvals, consents, registrations, certificates and other authorizations required for the operation of the Purchased Business;

2.1.4 Books and Records - All books and records relating to and including the Book of Business (other than those required by law to be retained by the Vendor, copies of which will be made available to the Purchaser), including customer lists, sales records, price lists and catalogues, sales literature, advertising material, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information that is stored electronically, the media on which the same is stored); and

2.1.5 Leasehold Improvements - All leasehold improvements of the Purchased Business, wherever situate;

2.1.6 Other - All other property, assets and rights, real or personal, tangible or intangible, owned by the Vendor or to which it is entitled in connection with the Purchased Business.

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                           SECTION 3 - PURCHASE PRICE

3.1      Purchase Price and Payment

3.1.1 The purchase price for the Purchased Assets shall be the sum of $130,000 (the "Purchase Price") and shall be paid by the Purchaser by way of the issuance of an amount of Securac Shares multiplied by the last closing price before the Closing Date equaling the Purchase Price to the Vendor on the Closing Date.

3.1.2    The Purchase Price shall be allocated as follows:

         (i)      Goodwill and Customer Lists: $120,000.00

         (ii)     Equipment, furniture, fixtures: $10,000.00

         The Vendor and Purchaser agree to effect such elections as are required by CRA in order to give effect to the above allocations.

                     SECTION 4 - COVENANTS, REPRESENTATIONS,
                            WARRANTIES OF THE VENDOR

4.1 The Vendor agrees with and represent and warrant as follows to the Purchaser and acknowledge and confirm that the Purchaser is relying on such covenants, agreements, representations and warranties in connection with the purchase by the Purchaser of the Purchased Assets:

4.1.1 ASM is a corporation duly incorporated and organized and validly subsisting in good standing under the laws of the Province of Alberta; ASM has the corporate power to own its property and to carry on the Purchased Business as now being conducted by it, is duly qualified as a corporation to do business and is in good standing in each jurisdiction in which the nature of the Purchased Business or the Purchased Assets makes such qualification necessary;

4.1.2 The Purchased Assets are owned by the Vendor as the legal and beneficial owner thereof with good and marketable title thereto and are, as at Closing Date, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, interests or claims whatsoever except as disclosed in writing to the Purchaser on the Closing Date;

4.1.3 No person, firm or corporation has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, for the purchase from the Vendor of any of the Purchased Assets;

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4.1.4    There are no actions,  suits or proceedings  pending against the Vendor at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which could materially adversely affect the title to the Purchased Assets or the ability of the Purchaser to carry on the Purchased Business;

4.1.5 The Vendor is not in default or breach of any of the Agreements and all are now in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder;

4.1.6 The Vendor is not a non-resident of Canada within the meaning of the Income Tax Act (Canada);

4.1.7 There is no appropriation, expropriation or seizure of the Vendor's assets that is pending or has been threatened against the Vendor;

4.1.8    The  Vendor  has  complied   with  all  laws,   statutes,   ordinances,
         regulations, rules, judgments, decrees or orders applicable to the Purchased Business;

4.1.9 The Vendor will not, without the prior written consent of the Purchaser from the date hereof until the Closing Date, increase the number of employees of the Purchased Business or increase the remuneration of any of their employees, and they will make all payments in respect of such employees for vacation, Employment Insurance, Canada Pension Plan and Income Taxes to the Closing Date;

4.1.10 This Agreement has been duly executed and delivered by the Vendor and all conveyancing documents executed and delivered by the Vendor pursuant hereto shall have been duly executed and delivered by the Vendor and all corporate action required therefore has been taken or shall be taken prior to the Closing Date; this Agreement and the conveyance documents constitute legal, valid and binding obligations of each of the Vendor in accordance with their respective terms;

4.1.11 There are no financial commitments which are outstanding or due, or hereafter may become due, in respect of the Purchased Business or operations in respect thereof;

4.1.12 The Vendor has not incurred any obligation or liability, contingent or otherwise, for brokers' or finder's fees in respect of this transaction for which the Purchaser shall have any obligation or liability;

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4.1.13   ASM is a registrant,  and has as its registration  number 864907191 for the purposes of the Goods and Services Tax (G.S.T.) and agrees to sign and do all things necessary to obtain an exemption pursuant to the Excise Tax Act;

4.1.14 The Vendor has the Purchased Business and the Purchased Assets insured against loss or damage by all insurable hazards or risks on a replacement cost basis and such insurance coverage will be continued in full force and effect to and including the Closing Date;

4.1.15 The Vendor has not caused or permitted, nor do they have any knowledge, of the release, in any manner whatsoever, of any hazardous substance on or from any of their properties or assets (including the leased premises) utilized in the Purchased Business, or any such release on or from a facility owned or operated by third parties, but with respect to which the Vendor in connection with the Purchased Business are or may reasonably be alleged to have liability.

4.1.16 Any liens, claims, encumbrances or security interests which affect the Purchased Assets shall be released and fully discharged on or prior to the Closing Date.

4.1.17 The Vendor has no liabilities which relate to any supply of goods or services to the Vendor or the Purchased Business up to and including the Closing Date, which may adversely affect the Purchased Assets including any Non-Permitted Liabilities;

4.1.18 The Vendor shall be responsible for all debts and liabilities of the Purchased Business up to and including the Closing Time, and shall and do hereby indemnify and save harmless the Purchaser from and against all claims, demands, actions or loss existing or incurred by any or all of the Vendor up to and including the Closing Time;

4.1.19   The Vendor  shall  secure  and  provide to the  Purchaser  any  consent required to give effect to this transaction, including, without limitation, all consents required under any lease, unanimous shareholders agreements, agreements between the Vendor and third parties, agreements with insurers, or any other agreement to which the Vendor is a party;

4.1.20 The Vendor shall provide the Financial Statements to the Purchaser as soon as they become available;

4.1.21 The Vendor agrees to be liable for and shall indemnify the Purchaser from and against, any and all claims that arise out of or relate to claims by employees in respect of whom satisfactory arrangements have not been made prior to the Closing Date.

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4.2      Notwithstanding  anything to the contrary herein  expressed or implied, it is expressly agreed and understood that the foregoing covenants, representations and warranties are true on the date hereof and shall be repeated at the Closing Date.

4.3 The Vendor shall indemnify and save harmless the Purchaser from any liability it incurs as a result of the breach of any representation, warranty, covenant or condition of any of the Vendor.

                     SECTION 5 - COVENANTS, REPRESENTATIONS
                         AND WARRANTIES OF THE PURCHASER

5.1   The Purchaser hereby represents and warrants to the Vendor as follows:

5.1.1 The Purchaser is a corporation duly and properly incorporated and organized under the laws of the Province of Alberta and is a valid and subsisting corporation under such laws.

5.1.2 The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action.

5.1.3 This Agreement and each further agreement contemplated by this Agreement when executed and delivered by the Purchaser and when duly and properly executed and delivered by each other party thereto will be a valid and binding agreement.

5.1.4 The Purchaser shall be responsible for all debts and liabilities of the Purchased Business incurred by the Purchaser from the Time of Closing onward and shall and does hereby indemnify and save harmless the Vendor from and against all claims, demands, actions or loss incurred by the Purchaser after the Closing Date.

5.1.5 The Securac Shares delivered to the Vendor as closing proceeds shall have a Fair Market Value as at the Date of Closing of not less than $130,000.00.

5.1.6 The Purchaser shall deliver on closing a contract of employment in favour of Chisholm in the form reflecting the terms of employment set out in Schedule "D".

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5.2      The  Purchaser  shall  indemnify  and save harmless the Vendor from any liability it incurs as a result of the breach of any representation, warranty, covenant or condition of the Purchaser.

                         SECTION 6 - BOOKS AND RECORDS

6.1 At the Closing Time, there shall be delivered to the Purchaser by the Vendor all the books and records described in paragraph 2.1.4. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six (6) years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendor or their authorized representatives reasonable access thereto in connection with the affairs of the Vendor relating to their matters, but the Purchaser shall not be responsible or liable to the Vendor for or as result of any accidental loss or destruction of or damage to any such books or records.

                        SECTION 7 - CLOSING ARRANGEMENTS

7.1      Vendor Obligations

At or before the Time of Closing:

7.1.1 The Vendor shall deliver to the Purchaser all necessary deeds, conveyances, bills of sale, assurances, transfers, assignments and consents, and any other documents necessary or reasonably required to effectively transfer the Purchased Assets to the Purchaser with a good and marketable title, free and clear of all mortgages, liens, charges, pledges, claims, security interests or encumbrances whatsoever, except as disclosed to the Purchaser on the Closing Date;

7.1.2 The Vendor shall deliver actual possession of the Purchased Assets to the Purchaser on the Closing Date;

7.1.3 On the Closing Date, Chisholm shall execute and deliver an agreement to the Purchaser in the form attached as Schedule "C" hereto, which provides that for a period of three (3) years from the Closing Date, he shall not directly or indirectly, in any manner whatsoever, canvas, solicit or approach any of the customers which comprise or are a part of the Book of Business in an attempt to sell them occupational health and safety services.

7.1.4 The Vendor shall take or cause to be taken all necessary or desirable actions, steps and corporate proceedings to approve or authorize validly and effectively the transfer of the Purchased Assets to the Purchaser and the execution and delivery of this Agreement and other agreements and documents contemplated hereby.

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7.1.5    Chisholm  shall  effect the  change of name of ASM to a new,  corporate name that has no relation to the provision of occupational health and safety services and that in no manner implies such services within sixty (60) days of the Closing Date. ASM shall retain the right to continue to operate the website known as www.tree-planter.com; provided however that in no manner shall this website and any links thereto imply the provision of occupational health and safety services other than "Online Training Center" insofar as ASM and/or tree-planter.com does not charge fees for any of the training services provided thereunder.

7.1.6 Chisholm and the Purchaser shall enter into a contract of employment reflecting the terms of employment set out in Schedule "D".

                       SECTION 8 - SURVIVAL OF COVENANTS,
                         REPRESENTATIONS AND WARRANTIES

8.1 The covenants, representations and warranties of each of the Vendor and Purchaser contained in this Agreement and contained in certificates or documents submitted pursuant to or in connection with the transactions herein provided for shall survive the closing of the purchase and sale of the Purchased Assets for a period of two (2) years after the Closing Date.

8.2      After the  expiration  of the period of time  referred to in subsection
         8.1 above, each of the Vendor and the Purchaser will be released by the other of them from all obligations and liabilities in respect of the representations and warranties made by each of the Vendor or the Purchaser, as the case may be, that are contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement except with for any claims made in writing prior to the expiration of such period.

               SECTION 9 - CLOSING DATE AND TRANSFER OF POSSESSION

9.1      Transfer of Possession

Subject to compliance with the terms and conditions hereof, the transfer of possession of the Purchased Assets shall be deemed to take effect as at the close of business on the Closing Date.

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9.2      Closing

The closing shall take place at the Time of Closing at Calgary, Alberta, unless otherwise agreed to by the parties hereto.

9.3      Further Assurances

From time to time subsequent to the Closing Date, the Vendor shall at the request and expense of the Purchaser execute and deliver such additional conveyances, transfers and other assurances as may, in the opinion of counsel for the Purchaser, be reasonably required to carry out the intent of this Agreement and to transfer the Purchased Assets to the Purchaser.

                              SECTION 10 - GENERAL

10.1     Confidentiality of Information

In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that for a period of one year following the Closing Date, except as otherwise authorized by the Vendor, or required by applicable law or the rules or policies of any regulatory authority or stock exchange having jurisdiction, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, nor use for its own benefit, directly or indirectly, any confidential information or confidential data relating to the Vendor or the Purchased Business discovered by the Purchaser or its representatives as a result of the Vendor making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

10.2     Consultation

The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory authority or stock exchange having jurisdiction, neither ASM nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the others, which consent shall not be unreasonably withheld or delayed.

10.3     Removed


10.4     Best Efforts

The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, license or other document shall not require such party to make any payment to any Person for the purpose of procuring the same, other than payments for amounts due and payable to such Person, payments for incidental expenses incurred by such Person and payments required by any applicable law or regulation.

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10.5     Severability

Any term, condition or provision of this Agreement which is deemed to be, void, prohibited or unenforceable shall be severable herefrom, be ineffective to the extent of such avoidance, prohibition or unenforceability without in any way invalidating the remaining terms, conditions and provisions hereof.

10.6     Enforcement of Remedies

If at any time any party shall be in default of any of its covenants or agreements contained in or arising out of this Agreement, any remedy which may be available to any other party by virtue of any provision contained in this Agreement and as a consequence of such default shall be in addition to and not by way of substitution for any statutory or common law remedy which may also be available and all such remedies may be enforced either successively or concurrently.

10.7     Non-Waiver

Neither the granting of any time or other indulgence to any party hereto nor the failure of any party to insist upon the strict performance of any covenant, term, or condition of this Agreement or to enforce its rights hereunder shall be construed as a waiver of its rights or remedies hereunder and the same shall continue in full force and effect.

10.8     Written Waiver

Except as otherwise provided herein, only a written waiver by a party hereto of any breach (whether actual or anticipated) of any of the terms, conditions, representations and warranties contained herein, shall be effective or binding on that party. Any waiver so given shall extend only to the particular breach so waived, and shall not limit or affect any rights for any other or future breach

10.9     Further Assurances

From the time subsequent to the Closing Date, each party to this Agreement covenants and agrees that it will at all times after the Closing Date, at the expense of the requesting party, promptly execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as the other party, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

10.10    Notices

Any notice or acceptance required or permitted to be given under the terms of this Agreement shall be sufficiently given to the party to whom it is addressed if delivered the party (or if such party is a corporation, to an officer of that corporation), or, if forwarded by registered mail, return receipt requested, or, if sent by facsimile transmission as follows:

to the Purchaser at:

                  2500, 520 - 5th Avenue S.W.
                  Calgary, Alberta
                  T2P 3R7
                  Attention: Paul James Hookham
                  Fax No. (403) 234-0301

and to the Vendor at:

                  2807 - 44th Avenue
                  Vernon, BC V1T 7P4
                  Attention: Scott Chisholm


With a copy to:

                  Vendor's Solicitor

                  Insert address

or to such other address or facsimile number as a party may furnish in writing to the remaining parties from time to time. Any notice personally delivered before 4:30 p.m. local time at the place of delivery on a Business Day shall be deemed to have been received and given on the day of delivery and any notice personally delivered after 4:30 p.m. local time at the place of delivery on a Business Day or at any time during a day that is not a Business Day shall be deemed to have been received and given on the next following Business Day. Any notice mailed as aforesaid shall be deemed to have been received and given 6 clear days after the day it is mailed, unless there is a postal strike or other disruption affecting mail delivery, in which event the notice shall be deemed to have been received and given when it is actually received. Any notice transmitted by facsimile before 4:30 p.m. local time on a Business Day at the place to which it is sent shall be deemed to have been received and given on the day of transmission and any notice transmitted by facsimile after 4:30 local time at the place to which it is sent on a Business Day or at any time during a day that is not a Business Day shall be deemed to have been received and given on the next following Business Day.

10.11    Alteration of this Agreement

No change or modification to this Agreement shall be valid unless it shall be in writing and signed by all parties hereto.

10.12    Governing Law

This Agreement shall be subject to and be interpreted, construed and enforced in accordance with the laws in effect in the Province of Alberta. Each party hereto accepts and hereby irrevocably and unconditionally consents to submit to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom for any actions, suits and proceedings occurring out of or relating to this Agreement and the transactions contemplated thereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the Parties hereto hereby irrevocably and unconditionally waives any objection to the venue of any actions, suits, or proceedings arising out of this Agreement or the transactions contemplated thereby being in the courts of the Province of Alberta and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

10.13    Time

Time shall be of the essence of this Agreement.

10.14    Entire Agreement

This Agreement supersedes all other agreements between the parties hereto relating to the purchase and sale of the Purchased Assets, constitutes the entire agreement between the parties and there are no statements, representations, warranties, undertakings or agreements, written or oral, express or implied, between the parties hereto except as herein set forth.

10.15    Assignment

The Purchaser may assign this Agreement or any of its rights or obligations hereunder with the prior written consent of the Vendor, such consent not to be arbitrarily or unreasonably withheld or delayed; provided however, that in the event of any such assignment, the assignor shall continue to be liable in respect of all of its covenants and obligations hereunder and the remaining parties hereto may require, as a condition of their consent, that the assignee covenant in writing directly with them to observe, perform and comply with the assignor's covenants and obligations hereunder.

10.16    Enurement

This Agreement and everything herein contained shall enure to the benefit of and be binding upon the parties, their successors and the permitted assignees of the Purchaser.

10.17    Execution in Counterpart

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10.18    Delivery by Facsimile

This Agreement and any other agreement, document or instrument required or permitted hereby shall be deemed to be validly executed and delivered by a party when a copy thereof has been executed by that party and transmitted by facsimile to each of the remaining parties. A party delivering this Agreement or any such other agreement, document or instrument by facsimile as aforesaid covenants to promptly deliver to each of the remaining parties an originally executed copy of thereof by ordinary mail or by courier.

            IN WITNESS WHEREOF the parties hereto have executed this Agreement to be effective as of the date first above written.

                                          ADVANCED SAFETY MANAGEMENT LTD.

                                           Per:  /s/ Scott Chisholm
                                                --------------------------------
                                           Name:  Scott Chisholm

                                           Title: President

                                          SECURAC INC.

                                           Per:  /s/ Paul James Hookham
                                                --------------------------------
                                           Name:  Paul James Hookham

                                           Title: Chief Financial Officer


                                           /s/ Scott Chisholm
--------------------------------           -------------------------------------
WITNESS                                    SCOTT CHISHOLM

Exhibit 2.4

                              SCHEDULE "A" - ASSETS

- all of the personal property used in the Purchased Business presently located at 2807 - 44th Avenue, Vernon BC.

-     the Book of Business

-     all goodwill

-     all customer lists, files and information related to the Book of Business

-     pre-paid expenses

-     business records

-     filing cabinets

-     telephone systems

-     computers

-     furniture

-     all office supplies

Exhibit 2.4

                         SCHEDULE "B" - EXCLUDED ASSETS

Accounts Receivable of the Business

Work in Progress of the Business to the Date of Closing

Tree-planter.com Website

Exhibit 2.4


                    SCHEDULE "C" - NON-COMPETITION AGREEMENT